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          EXHIBIT 12.1: STATEMENT RE COMPUTATION OF RATIO OF EARNINGS.

                            REEBOK INTERNATIONAL LTD.

                             (Amounts in Thousands)

                                                                 DECEMBER      DECEMBER
                                                                   2000          1999
                                                                   ----          ----
Earnings
  Pretax Income                                                 $129,878      $ 21,138
  Add:
    Interest on indebtedness                                      38,271        49,691
    Amortization of debt discount and issuance costs                 231           344
    Portions of rent representative of the interest factor        15,821        15,395
                                                                --------      --------
Income as adjusted                                              $184,201      $ 86,568
                                                                ========      ========

Fixed Charges

  Interest on indebtedness                                      $ 38,271      $ 49,691
  Amortization of debt discount and issuance costs                   231           344
  Portions of rent representative of the interest factor          15,821        15,395
                                                                --------      --------
Fixed charges                                                   $ 54,323      $ 65,430
                                                                ========      ========
Ratio of earnings to fixed charges                                  3.39          1.32